Sound Financial Bancorp, Inc. Announces 2018 Fourth Quarter and Year End Financial Results
Board announces Quarterly Cash Dividend of $0.14 per share

Seattle, Wash., January 28, 2019 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $7.0 million for the year ended December 31, 2018, or diluted earnings per share of $2.74, as compared to net income of $5.1 million for the year ended December 31, 2017, or diluted earnings per share of $2.00. Net income for the fourth quarter of 2018 was $1.6 million, or $0.64 per diluted share, compared to $1.2 million, or $0.46 per diluted share, for the quarter ended December 31, 2017. Net income for the fourth quarters and years ended 2018 and 2017 was impacted by one-time tax adjustments related to the December 22, 2017 enactment of the Tax Cuts and Jobs Act ("Tax Act"). The 2018 quarter and year end periods were positively impacted by a $275,000 and $1.2 million tax benefit related to tax rate changes, while the 2017 quarter and year end periods were negatively impacted by $309,000 in tax expense related to an adjustment to the Company's deferred tax asset.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on February 22, 2019 to stockholders of record as of the close of business on February 8, 2019.

"We had a year of excellent balance sheet growth with success both in loan originations and deposits. We continued to achieve significant loan growth, in our higher yielding commercial and multifamily and floating home loan portfolios," said Laurie Stewart, President and CEO of the Company and the Bank. "We also continue to maintain our strong net interest margin despite a rising interest rate environment as our noninterest-bearing deposits continue to grow," concluded Ms. Stewart.

Full Year 2018 Performance Highlights:

•	Loans held-for-portfolio increased 12.9% to $619.5 million at December 31, 2018, from $548.6 million at December 31, 2017, with commercial and multifamily loans increasing $41.4 million, or 19.6%;

•	Total deposits increased 7.6% to $553.6 million at December 31, 2018, from $514.4 million at December 31, 2017, with non-interest bearing deposits increasing $23.9 million, or 33.2%;

•	Total assets increased 11.1% to $716.7 million at December 31, 2018, from $645.2 million at December 31, 2017;

•	Net interest income increased 14.6% to $27.6 million for the year ended December 31, 2018, from $24.1 million for the year ended December 31, 2017;

•	Net interest margin ("NIM") decreased to 4.25% for the year ended December 31, 2018, compared to 4.35% for the year ended December 31, 2017;

•	The provision for loan losses was $525,000 for the year ended December 31, 2018, compared to $500,000 for the year ended December 31, 2017;

•	The provision for income taxes was $1.7 million for the year ended December 31, 2018, compared to $3.1 million for the year ended December 31, 2017; and

•
Return on average assets and return on average equity improved to 1.03% and 10.24%, respectively, for the year ended December 31, 2018, compared to 0.87% and 8.13%, respectively, for the year ended December 31, 2017.

Fourth Quarter 2018 Performance Highlights:

•
Net interest income was $7.3 million for the quarter ended December 31, 2018, an increase of 5.6% compared to $6.9 million for the quarter ended September 30, 2018, and an increase of 14.8% compared to $6.3 million for the quarter ended December 31, 2017;

•
Annualized NIM increased slightly to 4.25% for the quarter ended December 31, 2018, compared to 4.24% for the quarter ended September 30, 2018, and decreased 12 basis point, compared to 4.37% for the quarter ended December 31, 2017;

•
Noninterest income decreased 44.8% to $827,000 for the quarter ended December 31, 2018, from $1.5 million for the quarter ended September 30, 2018, and decreased 21.5%, from $1.1 million for the quarter ended December 31, 2017;

•	Loans held for portfolio increased 0.4% to $619.5 million at December 31, 2018, from $617.2 million at September 30, 2018;

•	Total deposits increased 2.6% to $553.6 million at December 31, 2018, from $539.8 million at September 30, 2018;

•	Return on average assets (annualized) was 0.91% for the quarter ended December 31, 2018, compared to 1.04% and 0.77% for the quarters ended September 30, 2018 and December 31, 2017, respectively; and

•	Return on average equity (annualized) was 9.21% for the quarter ended December 31, 2018, compared to 10.52% and 7.36% for the quarters ended September 30, 2018 and December 31, 2017, respectively.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at December 31, 2018.

Operating Results

Net interest income increased $3.5 million, or 14.6%, to $27.6 million during the year ended December 31, 2018, compared to $24.1 million during the year ended December 31, 2017. The increase was primarily a result of increased interest income on loans due to both higher average balances and loan yields, partially offset by increased interest expense.

Interest income increased $5.5 million, or 20.0%, to $32.9 million during the year ended December 31, 2018, compared to $27.4 million during the year ended December 31, 2017. Interest income on loans increased $5.0 million, or 18.5%, to $31.7 million during the year ended December 31, 2018, compared to the prior year, due to higher average loan balances and yields. The average loans held-for-portfolio balance was $588.4 million for the year ended December 31, 2018, compared to $508.5 million for the year ended December 31, 2017. The average yield on loans held-for-portfolio was 5.37% for the year ended December 31, 2018, compared to 5.25% for the year ended December 31, 2017. Interest income on the investment portfolio increased $544,000, or 73.3%, to $1.3 million during the year ended December 31, 2018, compared to $742,000 during the year ended December 31, 2017, due to the rise in market interest rates in 2018.

Interest expense increased $2.0 million, or 59.1%, to $5.4 million during the year ended December 31, 2018, compared to $3.4 million during the year ended December 31, 2017, due to increases in average balances and costs of deposits and Federal Home Loan Bank ("FHLB") borrowings. Interest expense on FHLB borrowings increased $1.2 million, or 338.3%, to $1.5 million for the year ended December 31, 2018, compared to the prior year, due to a $40.1 million, or 134.6% increase in the average balance of FHLB borrowings to $69.9 million and a 102 basis point increase in the average rate paid on FHLB borrowings to 2.18% for the year ended December 31, 2018. Interest expense on deposits increased $818,000, or 27.1%, to $3.8 million for the year ended December 31, 2018, compared to the prior year, driven by an increase of $23.9 million, or 5.7% in the average balance of interest-bearing deposits to $446.2 million and a 10 basis point increase in the average rate paid on interest-bearing deposits to 0.71% for the year ended December 31, 2018. The rise in the cost of interest-bearing liabilities resulted from the increase in the targeted federal funds rate over the past year.

Net interest margin decreased to 4.25% for the year ended December 31, 2018, compared to 4.35% for the year ended December 31, 2017. The decrease was primarily due to higher funding costs as interest rates paid on interest-bearing liabilities increased more rapidly than yields earned on interest-earning assets.

We recorded a provision for loan losses of $525,000 for the year ended December 31, 2018, compared to $500,000 for the year ended December 31, 2017. The increase in the provision for the year was primarily a result of the growth in loans held-for-portfolio, which increased 12.9% from a year ago.

Noninterest income increased $647,000, or 16.8%, to $4.5 million for the year ended December 31, 2018, compared to $3.9 million for the year December 31, 2017. The increase from one year ago was primarily due to one-time proceeds of $490,000 from the gain on sale of certain securities, included in other noninterest income, and a $187,000 increase in gain on sale of loans, partially offset by a decrease in service charges and fees income.

Noninterest expense increased $3.6 million, or 18.6%, to $22.8 million for the year ended December 31, 2018, from $19.2 million for the year ended December 31, 2017. The increase from the year ended December 31, 2017 was primarily due to higher expense for salaries and benefits, operations and occupancy. Salaries and benefits expense increased $2.0 million compared to a year ago, primarily due to higher medical expenses, and an increase in the number of full-time equivalent employees ("FTE's") as a result of the addition of our University Place branch and loan production office in Sequim in 2017, as well as addition of our new Belltown branch in 2018. In addition, the percent of incentive bonuses paid out quarterly increased starting in January 2018, which also contributed to the year-over-year increase. Operations expense increased $1.0 million from a year ago, primarily due to an increase in audit fees, professional fees and loan related expenses. For the year ended December 31, 2018, compared to the prior year, occupancy expense increased $250,000, or 13.2%, due to a one-time adjustment to recognize straight-line rent expense over the life of a lease.

The efficiency ratio for the year ended December 31, 2018 was 71.12%, compared to 68.89% for the year ended December 31, 2017. The decline in the efficiency ratio in 2018 compared to the prior year was primarily due to the increase in noninterest expense outpacing the smaller increase in net interest income and noninterest income.

The provision for income taxes decreased $1.4 million, or 44.4%, to $1.7 million for the year ended December 31, 2018, compared to $3.1 million for the year December 31, 2017. The decrease was primarily a result of the Tax Act, which impacted the Company positively in 2018 by reducing its statutory federal corporate income tax rate from 35% to 21%, and negatively in 2017 by requiring the Company to revalue its net deferred tax assets, resulting in a $309,000 adjustment through income tax expense in 2017.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at December 31, 2018 were $716.7 million, compared to $645.2 million at December 31, 2017. The increase from one year ago was primarily a result of an increase in loans held-for-portfolio. In addition, FHLB stock increased $1.0 million to $4.1 million at December 31, 2018, from $3.1 million at December 31, 2017, as a result of utilizing additional FHLB advances to fund loan growth.

Cash and cash equivalents increased $1.1 million, or 1.9%, to $61.8 million at December 31, 2018, compared to $60.7 million at December 31, 2017.

Investment securities available-for-sale (AFS) totaled $5.0 million at December 31, 2018, compared to $5.4 million at December 31, 2017. The decrease was due to normal principal pay downs on the investments.

Loans held-for-portfolio totaled $619.5 million at December 31, 2018, compared to $548.6 million at December 31, 2017. All loan categories experienced an increase compared to the prior year, other than commercial business and home equity. The largest increases in the loan portfolio compared to the prior year were in commercial and multifamily real estate, one-to-four family, and consumer loan portfolios. The commercial and multifamily real estate loan portfolio increased $41.4 million, or 19.6%, to $252.6 million, the one-to-four family loan portfolio increased $12.4 million, or 7.9%, to $169.8 million, and the consumer loan portfolio increased $16.4 million, or 32.2%, to $67.6 million, with the largest increase in consumer loans coming from floating homes loans, which increased $11.7 million, or 40.1%, to $40.8 million. At December 31, 2018, commercial and multifamily real estate loans accounted for approximately 40.6% of total loans and one-to-four family loans, including home equity loans accounted for approximately 31.8% of total loans. Consumer loans, consisting of manufactured homes, floating homes, and other consumer loans accounted for approximately 10.9% of total loans at that date. Construction and land loans accounted for approximately 10.5% of total loans and commercial business loans accounted for approximately 6.2% of total loans at December 31, 2018.

Deposits increased $39.2 million, or 7.6%, to $553.6 million at December 31, 2018, compared to $514.4 million at December 31, 2017. The increase in deposits was the result of organic growth. FHLB borrowings increased to $84.0 million at December 31, 2018, compared to $59.0 million at December 31, 2017. We utilize borrowings to supplement our deposits to support loan growth.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased $349,000 to $3.2 million at December 31, 2018, from $2.9 million at December 31, 2017. NPAs to total assets remained unchanged at 0.45% for both the years ended December 31, 2018 and December 31, 2017, respectively.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	Dec. 31, 2018		Dec. 31, 2017
	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,120	34.5%	$837	28.9%
Home equity loans	359	11.1	722	25.0
Commercial and multifamily	534	16.5	201	6.9
Construction and land	123	3.8	92	3.2
Manufactured homes	214	6.6	206	7.1
Commercial business	317	9.8	217	7.5
Other consumer	—	—	8	0.3
Total nonperforming loans	2,667	82.3%	2,283	78.9
OREO and Other Repossessed Assets:
Commercial and multifamily	575	17.7	600	20.7
Manufactured homes	—	—	10	0.4
Total OREO and repossessed assets	575	17.7	610	21.1
Total nonperforming assets	$3,242	100.0%	$2,893	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	Year Ended:
	Dec. 31, 2018	Dec. 31, 2017
Allowance for Loan Losses
Balance at beginning of period	$5,241	$4,822
Provision for loan losses during the period	525	500
Net recoveries (charge-offs) during the period	8	(81)
Balance at end of period	$5,774	$5,241
Allowance for loan losses to total loans	0.93%	0.96%
Allowance for loan losses to total nonperforming loans	216.48%	229.57%

The increase in the allowance for loan losses at December 31, 2018, compared a year ago was due to an increase in the balance of the loans held-for-portfolio. Total loans held-for-portfolio at December 31, 2018, increased $70.9 million, or 12.9% compared to one year ago. Net recoveries totaled $8,000 for the year ended December 31, 2018, compared to net charge-offs of $81,000 for the year ended December 31, 2017.

The allowance for loan losses to total loans held-for-portfolio decreased to 0.93% for the year ended December 31, 2018, compared to 0.96% for the year ended December 31, 2017. The decline in the ratio from a year ago was primarily a result of loan growth. The allowance for loan losses as a percentage of nonperforming loans decreased to 216.5% at December 31, 2018, compared to 229.6% December 31, 2017.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	Quarter Ended
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	0.91%	1.04%	0.77%	(12.5)%	18.2%
Annualized return on average equity	9.21	10.52	7.36	(12.5)	25.1
Annualized net interest margin	4.25	4.24	4.37	0.24	(2.75)
Annualized efficiency ratio	75.43%	69.92%	66.16%	7.9%	14.0%

	Year Ended
	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Return on average assets	1.03%	0.87%	18.4%
Return on average equity	10.24	8.13	26.0
Net interest margin	4.25	4.35	(2.30)
Efficiency ratio	71.12%	68.89%	3.2%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.66	$0.73	$0.47	(9.6)%	40.4%
Diluted earnings per share	0.64	0.71	0.46	(9.9)	39.1
Weighted-average basic shares outstanding	2,506	2,503	2,510	0.1	(0.2)
Weighted-average diluted shares outstanding	2,566	2,570	2,572	(0.2)	(0.2)
Common shares outstanding at period-end	2,544	2,540	2,511	0.2	1.3
Book value per share	$28.15	$27.61	$25.95	2.0%	8.5%

	Year Ended
	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Basic earnings per share	$2.82	$2.05	37.6%
Diluted earnings per share	2.74	2.00	37.0
Weighted-average basic shares outstanding	2,498	2,504	(0.2)
Weighted-average diluted shares outstanding	2,567	2,568	—
Common shares outstanding at period-end	2,544	2,511	1.3
Book value per share	$28.15	$25.95	8.5%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,981	$8,310	$7,275	8.1%	23.5%
Interest expense	1,701	1,413	931	20.4	82.7
Net interest income	7,280	6,897	6,344	5.6	14.8
Provision for loan losses	25	250	250	(90.0)	(90.0)
Net interest income after provision for loan losses	7,255	6,647	6,094	9.1	19.1
Noninterest income:
Service charges and fee income	450	504	453	(10.7)	(0.7)
Earnings on cash surrender value of bank-owned life insurance	11	149	82	(92.6)	(86.6)
Mortgage servicing income	115	22	166	422.7	(30.7)
Net gain on sale of loans	251	333	352	(24.6)	(28.7)
Other income	—	490	—	nm	nm
Total noninterest income	827	1,498	1,053	(44.8)	(21.5)
Noninterest expense:
Salaries and benefits	3,252	3,327	2,602	(2.2)	25.0
Operations	1,653	1,280	1,296	29.1	27.5
Regulatory assessments	104	136	91	(23.5)	14.3
Occupancy	503	588	474	(14.5)	6.1
Data processing	579	528	443	9.6	30.7
Net loss and expenses on OREO and repossessed assets	24	11	(12)	118.1	(300.0)
Total noninterest expense	6,115	5,870	4,894	4.2	24.9
Income before provision for income taxes	1,967	2,275	2,253	(13.5)	(12.7)
Provision for income taxes	325	445	1,067	(27.0)	(69.5)
Net income	$1,642	$1,830	$1,186	(10.3)%	38.4%

nm = not meaningful

CONSOLIDATED INCOME STATEMENT
(Dollars in thousands, unaudited)

	Year Ended
	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Interest income	$32,947	$27,449	20.0%
Interest expense	5,360	3,368	59.1
Net interest income	27,587	24,081	14.6
Provision for loan losses	525	500	5.0
Net interest income after provision for loan losses	27,062	23,581	14.8
Noninterest income:
Service charges and fee income	1,876	1,895	(1.0)
Earnings on cash surrender value of bank-owned life insurance	320	327	(2.1)
Mortgage servicing income	562	566	(0.7)
Net gain on sale of loans	1,258	1,071	17.5
Other income	490	—	nm
Total noninterest income	4,506	3,859	16.8
Noninterest expense:
Salaries and benefits	12,775	10,733	19.0
Operations	5,370	4,348	23.5
Regulatory assessments	432	431	0.2
Occupancy	2,139	1,889	13.2
Data processing	2,021	1,736	16.4
Net loss and expenses on OREO and repossessed assets	86	110	(21.8)
Total noninterest expense	22,823	19,247	18.6
Income before provision for income taxes	8,745	8,193	6.7
Provision for income taxes	1,706	3,068	(44.4)
Net income	$7,039	$5,125	37.3%

nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
ASSETS
Cash and cash equivalents	$61,810	$60,680	1.9%
Available-for-sale securities, at fair value	4,957	5,435	(8.8)
Loans held-for-sale	1,172	1,777	(34.0)
Loans held-for-portfolio	619,543	548,595	12.9
Allowance for loan losses	(5,774)	(5,241)	10.2
Total loans held-for-portfolio, net	613,769	543,354	13.0
Accrued interest receivable	2,287	1,977	15.7
Bank-owned life insurance, net	13,365	12,750	4.8
Other real estate owned ("OREO") and other repossessed assets, net	575	610	(5.7)
Mortgage servicing rights, at fair value	3,414	3,426	(0.4)
Federal Home Loan Bank ("FHLB") stock, at cost	4,134	3,065	34.9
Premises and equipment, net	7,044	7,392	(4.7)
Other assets	4,208	4,778	(11.9)
TOTAL ASSETS	$716,735	$645,244	11.1
LIABILITIES
Interest-bearing deposits	$457,535	$442,277	3.4
Noninterest-bearing deposits	96,066	72,123	33.2
Total deposits	553,601	514,400	7.6
Borrowings	84,000	59,000	42.4
Accrued interest payable	137	77	77.9
Other liabilities	6,681	5,972	11.9
Advance payments from borrowers for taxes and insurance	689	635	8.5
TOTAL LIABILITIES	645,108	580,084	11.2
STOCKHOLDERS' EQUITY:
Common stock	25	25	—
Additional paid-in capital	25,663	24,986	2.7
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(340)	(453)	(24.9)
Retained earnings	46,165	40,493	14.0
Accumulated other comprehensive income, net of tax	114	109	4.6
TOTAL STOCKHOLDERS' EQUITY	71,627	65,160	10.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$716,735	$645,244	11.1%

LOANS
(Dollars in thousands, unaudited)

	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Real estate loans:
One-to-four family	$169,831	$157,417	7.9%
Home equity	27,655	28,379	(2.6)
Commercial and multifamily	252,644	211,269	19.6
Construction and land	65,259	61,482	6.1
Total real estate loans	515,389	458,547	12.4
Consumer Loans:
Manufactured homes	20,145	17,111	17.7
Floating homes	40,806	29,120	40.1
Other consumer	6,628	4,902	35.2
Total consumer loans	67,579	51,133	32.2
Commercial business loans	38,803	40,829	(5.0)
Total loans	621,771	550,509	12.9
Less:
Deferred fees	(2,228)	(1,914)	16.4
Allowance for loan losses	(5,774)	(5,241)	10.2
Total loans held for portfolio, net	$613,769	$543,354	13.0%

DEPOSITS
(Dollars in thousands, unaudited)

	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Noninterest-bearing	$96,066	$72,123	33.2%
Interest-bearing	164,919	173,413	(4.9)
Savings	54,102	49,450	9.4
Money market	46,661	54,860	(14.9)
Certificates	191,853	164,554	16.6
Total deposits	$553,601	$514,400	7.6%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Year Ended:
	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Nonaccrual loans	$2,541	$2,150	18.2%
Nonperforming TDRs	126	133	(5.3)
Total nonperforming loans	2,667	2,283	16.8
OREO and other repossessed assets	575	610	(5.7)
Total nonperforming assets	$3,242	$2,893	12.1
Performing TDRs on accrual	$2,140	$3,269	(34.5)
Net recoveries (charge-offs) during the year	8	(81)	109.9
Provision for loan losses during the year	525	500	5.0
Allowance for loan losses	5,774	5,241	10.2
Allowance for loan losses to total loans	0.93%	0.96%	(3.1)
Allowance for loan losses to total nonperforming loans	216.48%	229.57%	(5.7)
Nonperforming loans to total loans	0.43%	0.42%	2.4
Nonperforming assets to total assets	0.45%	0.45%	—%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Year Ended:
	Dec. 31, 2018	Dec. 31, 2017	Year over Year % Change
Sound Community Bank:
Loan to deposit ratio	112.12%	105.63%	6.1%
Noninterest-bearing deposits / total deposits	17.35%	14.02%	23.8%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$718,227	$592,090	21.3%
Average total equity for the quarter	$71,287	$63,004	13.1%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	SVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305